UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 18, 2016

FlexShopper, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-52589	20-5456087
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

2700 North Military Trail, Ste. 200 Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(561) 419-2923

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective February 18, 2016, the Board of Directors of FlexShopper, Inc. (the “Company”) approved the appointment of James D. Allen to fill a vacancy on the Company’s Board of Directors.

Mr. Allen currently serves as Chief Financial Officer of Hollander Sleep Products, LLC, the largest supplier of utility bedding products in North America. From July 2003 through November 2014, Mr. Allen served as VP Operations and Group CFO of Sun Capital Partners, a leading global private equity firm with an excess of $10 billion under management. From August 2008 through September 2014, Mr. Allen was a Partner and Group CFO of London-based Sun European Partners, the European affiliate of Sun Capital Partners. From July 2002 to July 2003, Mr. Allen was CAO of Mattress Firm, Inc., a leading bedding specialty retailer. Prior to joining Mattress Firm, Mr. Allen served for eight years in various capacities (President and COO, CFO and President of two operating divisions) at Tandycrafts, Inc., (traded on NYSE under the symbol TAC), which operated a diversified portfolio of retail and consumer products businesses. Prior to Tandycrafts, Mr. Allen was a Senior Manager at the accounting firm of Price Waterhouse (now PWC). Mr. Allen received a B.B.A. degree, majoring in management and accounting, from Evangel University in Springfield, MO.

Mr. Allen will receive cash compensation for his service as a director in the amount of $6,500 annually and $1,000 per meeting attended. Additionally, in connection with his initial appointment to the Board of Directors, Mr. Allen will receive a stock option award covering 180,000 shares of Company common stock.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FlexShopper, Inc.
February 22, 2016
	By:	/s/ Brad Bernstein
Brad Bernstein, Chief Executive Officer

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